EXHIBIT 4.3


                            CERTIFICATE OF SECRETARY


         I, JOHN M. LOWBER, the duly elected and acting Secretary of General Communication, Inc., an Alaska corporation, do hereby certify and declare that the shareholder resolution attached hereto as Exhibit 4.3A is a true and correct copy of a resolution duly adopted by the shareholders of General Communication, Inc. at their meeting held on June 6, 2002.

         EXECUTED this 12th day of August, 2002 at Anchorage, Alaska.

                              GENERAL COMMUNICATION, INC.



                              By:  /s/
                                   John M. Lowber
                                   Secretary


         SUBSCRIBED AND SWORN TO before me this 12th day of August, 2002.


                                   /s/
                                   Notary Public in and for Alaska
                                   My Commission Expires:   1/8/03